10.1  Joint Venture Agreement between Segunda Oportunidad, LLC and Ronald G. Brigham

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (“Agreement”) is made by and between Segunda Oportunidad, LLC, a Federation of St. Christopher and Nevis limited liability company with its principal place of business at 4412 8th Street SW (“SO”), and Ronald G. Brigham, at 16887 NW King Richards Court, Sherwood, Oregon 97140  (“RGB”). The above entities may be referred to jointly as the “Parties”, or if referring to only one entity, “Party.”

Segunda Oportunidad is a venture development company whose business plan is to take companies public by paying their offering expenses and being compensated in stock.

RGB is a professional operations manager with turn-around expertise who desires to use his expertise in a joint venture with Segunda Oportunidad.

Segunda Oportunidad and RGB seek to create companies with minimal assets (“shell companies”), register the shell companies’ shares with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934 (“1934 Act”), and then sell the shell companies to private companies for substantial cash and/or equity compensation. This business is referred to as the “Joint Venture.”

The Parties desire to document their agreement in order to further the Joint Venture and their respective business objectives in good faith.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.

Establishment of Joint Venture. There is hereby established a joint venture between Segunda Oportunidad and RGB to create, register, and sell the shell companies. In exchange for the compensation set forth below in Section 3, RGB and SO will share equally in all expensed as well as initial capitalizations of each subject company being registered with the Securities and Exchange Commission. However, RGB’s and SO's obligation to pay such expenses to the shell companies shall terminate at such time that the shell companies are sold to an unaffiliated thirty party, unless said parties expressly agrees otherwise.

In exchange for the compensation set forth below in Section 3, Segunda Oportunidad and RGB agree to pay all expenses relating to the Joint Venture. Such expenses are expected to be (but are not limited to) organizational expenses for the shell companies, legal fees, audit fees for the shell companies, and printing and filing expenses.

The Parties agree to perform in good faith all services necessary to further the business of the Joint Venture. Any services other than those set forth above shall be performed jointly by the Parties unless one Party agrees to perform such services individually.

2.

Joint Consultation. All business decisions relating to the Joint Venture shall be consulted among Segunda Oportunidad and RGB and unanimously agreed upon. Ronald A. Davis and Ronald G. Brigham shall be named as directors of the shell companies.

3.

Split of sale proceeds. Each Party shall receive fifty percent (50%) of the sale proceeds of all shell companies created pursuant to this Joint Venture. Each Party’s share of the proceeds shall be calculated without taking into account any expenses attributable to the Joint Venture or the shell companies.

The proceeds of sale from a shell company shall be considered attributable to each Party’s sale of the shell company’s stock up to the full 50% of the sale proceeds to which each Party is entitled. If RGB does not subscribe to the full amount of shares permitted by Section 4 below, then its portion of the sale proceeds shall be paid to RGB as fees for services rendered for the benefit of the Joint Venture.

4.

Stock subscription. It is contemplated that Segunda Oportunidad and RGB will be the only shareholders in the shell companies created pursuant to the Joint Venture and that in such case, the 50% split paid to RGB will be for expenses. However, RGB may purchase up to 50% of the stock of any shell company at any time before sale of the shell company to an unaffiliated third party by giving notice to Segunda Oportunidad and the shell company of RGB’s desire to subscribe to such stock. The amount paid for such stock shall not exceed the par value per share times the amount of shares subscribed, or if the shares have no par value, then an aggregate subscription price of one dollar ($1). However, in no case shall RGB’s share of the sale proceeds (whether paid as service fees or as gains attributable to the shell companies’ stock) exceed 50%.

5.

Joint venture company. Segunda Oportunidad and RGB may decide to form a corporate entity for the Joint Venture in the future. The terms of this Agreement shall be reflected in the organizational documents of such entity to the extent possible. To the extent that the terms of this Agreement are not incorporated into any such organizational documents, the terms of this Agreement shall remain in effect.

WHEREFORE, this Agreement is entered into as of the 22nd day of June, 2010.

SEGUNDA OPORTUNIDAD, LLC

By: /s/  Ronald A. Davis

       Ronald A. Davis

       Managing Member

RONALD G. BRIGHAM

By: /s/  Ronald G. Brigham

       Ronald G. Brigham

2